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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CONCEPTUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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CONCEPTUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2009

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Conceptus, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 5, 2009 at 10:00 a.m., local time, at the Company's principal executive offices located at 331 East Evelyn Avenue, Mountain View, California 94041, for the following purposes:

  1.
  To elect Kathryn A. Tunstall and Robert V. Toni as Class III directors to serve a term of three years or until their successors are elected and qualified.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

  3.
  To conduct such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We know of no other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment. Only stockholders of record at the close of business on Monday, April 13, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

        The Notice of Internet Availability of Proxy Materials, this proxy statement and the Annual Report on Form 10-K for 2008 will be available on or about May 7, 2009 at http://bnymellon.mobular.net/bnymellon/cpts.com for registered stockholders.

        All stockholders are cordially invited to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Your shares will be voted at the Annual Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting, and the giving of a proxy will not affect your right to vote in the event you attend the Annual Meeting in person.

Very truly yours,

MICHAEL W. HALL Secretary

Mountain View, California
April 28, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

CONCEPTUS, INC.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of the Board of Directors of Conceptus, Inc. ("we" or "us" or "Conceptus" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, June 5, 2009, at 10:00 a.m., local time, or at any postponement or adjournment(s) thereof (the "Annual Meeting"), for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive office located at 331 E. Evelyn Avenue, Mountain View, California 94041. The Company's telephone number is (650) 962-4000.

        These proxy solicitation materials will be mailed to stockholders on or about May 7, 2009.

        The Notice of Internet Availability of Proxy Materials, this proxy statement and the Annual Report on Form 10-K for 2008 will be available on or about May 7, 2009 at http://bnymellon.mobular.net/bnymellon/cpts.com for registered stockholders.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Gregory E. Lichtwardt) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the Annual Meeting and voting in person. Attending the Annual Meeting by itself will not revoke a proxy previously given.

Record Date and Share Ownership

        Only stockholders of record at the close of business on Monday, April 13, 2009 are entitled to notice of and to vote at the meeting. As of the record date, 30,503,609 shares of the Company's common stock (the "Common Stock") were issued and outstanding.

Votes Required and Method of Counting Votes

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be acted upon at the meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal. Abstentions will have the same effect as votes against such other proposals. Broker non-votes will not be counted as votes for or against such other proposals and will not be included in counting the number of votes necessary for approval of any such proposal.

        The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted, as the case may be with respect to the item not marked: FOR the election of directors, FOR ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The Company does not know of other matters to be presented at the Annual Meeting. If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Solicitation of Proxies

        The cost of soliciting proxies will be borne by us. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company has engaged MacKenzie Partners, Inc. ("MacKenzie"), a proxy solicitation firm, to assist in the solicitation of proxies. We expect MacKenzie's fee to be approximately $5,000. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting

        Proposals of stockholders that are intended to be presented by such stockholder at the Company's 2010 Annual Meeting must be received by us no later than December 29, 2009 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of seven directors, divided into three classes. Each class of directors consists of two to three directors, and each class of directors serves for a staggered three-year term or until a successor is elected and qualified. The Class I directors are Mr. Mark M. Sieczkarek, Mr. Thomas F. Bonadio and Mr. John L. Bishop, whose current terms will end at the Annual Meeting of Stockholders in 2010. The Class II directors are Mr. Paul A. LaViolette and Mr. Peter L. Wilson, whose current terms will end at the Annual Meeting of Stockholders in 2011.

        The two current Class III directors standing for re-election in 2009 are Kathryn A. Tunstall and Robert V. Toni. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below, each of whom is currently a Class III director of the Company.

        In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is expected that all nominees will be able and willing to serve as directors.

        There are no family relationships among the Company's directors or executive officers. The names of directors, their ages as of April 1, 2009 and certain other information about them are set forth below:

Name	Age	Position with Conceptus	Class	Director Since
Kathryn A. Tunstall	59	Chairman of the Board of Directors	III	1993
Mark M. Sieczkarek	54	President, Chief Executive Officer and Director	I	2003
John L. Bishop(2)(3)	64	Director	I	2009
Thomas F. Bonadio(1)(2)	59	Director	I	2003
Paul A. LaViolette(1)(3)	51	Director	II	2009
Robert V. Toni(1)(2)	68	Director	III	2003
Peter L. Wilson(2)(3)	64	Lead Independent Director	II	2001

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

(3)
Member of Nominating and Corporate Governance Committee.

NOMINEES FOR ELECTION AS DIRECTORS THROUGH 2012

Class III Directors:

        Kathryn A. Tunstall, Chairman of the Board of Directors since January 2000, has served as one of the Company's directors since July 1993 and served as the Company's President and Chief Executive Officer from July 1993 to December 1999. Prior to joining the Company, Ms. Tunstall spent seven years as an executive officer of the Edwards Less Invasive Surgery Division of Baxter International, a division engaged in the research and development, manufacturing and marketing of cardiovascular catheters, serving as President from June 1990 to June 1993 and serving as Vice President and Director of Worldwide Sales and Marketing from November 1986 to June 1990. From 1974 to 1986, Ms. Tunstall held various positions in finance, operations and marketing in two divisions of American Hospital Supply Corporation, including that of Vice President of Marketing of McGaw Laboratories, a pharmaceutical and medical device company. Ms. Tunstall also currently serves as a director and as Compensation Committee Chair of Caliper Lifesciences, a public biotechnology company and is Chairman of the Board of NeoMatrix, a private company involved in breast cancer screening.

Ms. Tunstall holds a B.A. in Economics from the University of California and has also completed graduate level studies in Business and Healthcare Administration.

        Robert V. Toni was appointed to the Company's Board of Directors in October 2003. Mr. Toni retired in October 2002 from Closure Medical Corporation, where he held the position of President and Chief Executive Officer and served on the Executive Committee for eight years. Previous to Closure Medical, Mr. Toni was General Manager of Iolab Corporation for five years and held a number of senior positions with Coopervision Cilco for seven years with his last position being President. Mr. Toni's earlier career was primarily in financial management for several large companies, including AMF and General Motors where he held the positions of Controller and Accounting Manager, respectively. He holds a B.B.A. from Iona College.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Class I Directors (terms expire in 2010):

        Mark M. Sieczkarek was appointed as the Company's President and Chief Executive Officer and to the Board of Directors in April 2003. Mr. Sieczkarek served as President, Americas, of Bausch and Lomb, Inc. from July 2001 to January 2003, as Corporate Vice President and President—Europe, Middle East and Africa Region from 1999 to 2001 and held positions of increasing responsibility at various divisions of Bausch and Lomb from 1995 to 1999. Prior to joining Bausch and Lomb, Mr. Sieczkarek was Vice President and Chief Financial Officer of KOS Pharmaceuticals from 1993 to 1995. From 1980 to 1993, Mr. Sieczkarek held executive level positions in Finance and Commercial Operations with several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek currently serves on the Board of Directors of Solta, Inc., a public medical device company, where he also participates on both its Audit and Compensation Committees. He is also a board member of the Medical Device Manufacturers Association. Mr. Sieczkarek holds a B.S. in Accounting from the State University of New York at Buffalo and a M.B.A. degree in Finance from Canisius College.

        Thomas F. Bonadio was appointed to the Company's Board of Directors in September 2003. Mr. Bonadio is the founder and managing partner of The Bonadio Group, an independent provider of accounting, business advisory and financial services in the upstate New York area and a top 100 certified public accounting firm in the United States. He founded this business in 1978, following seven years with Arthur Andersen & Co. Mr. Bonadio is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He holds a B.B.A. from St. John Fisher College, and is the past chairman of St. John Fisher College's Board of Trustees.

        John L. Bishop was appointed to the Company's Board of Directors in February 2009. Mr. Bishop currently serves on the Biotechnology Industry Organization (BIO) and the BIO Health Section Governing Board. Mr. Bishop is Chief Executive Officer of Cepheid, Inc., a leading molecular diagnostics company. Mr. Bishop joined Cepheid as Chief Executive Officer in 2002. Prior to this, he served as Chief Executive Officer of Vysis, a genomic disease management company from 1996 to March 2002, and as president and a director from 1993 to 2002. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. He began his career at American Hospital Supply Company in 1968 and held various management positions of increasing responsibility both in the United States and overseas. Mr. Bishop holds a BS degree from the University of Miami.

Class II Directors (terms expire in 2011):

        Paul A. LaViolette was appointed to the Company's Board of Directors in December 2008. Mr. LaViolette currently serves on the Board of Directors of DJO, Cameron Health, Trans1, Inc. and Direct Flow Medical, Inc. and is a Venture Partner with SV Life Sciences Advisers, LLC. Mr. LaViolette most recently served as Chief Operating Officer of Boston Scientific Corporation until his retirement in June 2008. He joined Boston Scientific in January 1994 and had been COO since 2004. During his 15-year career at Boston Scientific, Mr. LaViolette ran the International, Endosurgery, Interventional Cardiology and Cardiovascular businesses. Prior to joining Boston Scientific, he spent 10 years with C.R. Bard, Inc. Mr. LaViolette holds a B.A. from Fairfield University and an M.B.A from Boston College.

        Peter L. Wilson was appointed to the Company's Board of Directors in December 2001 and was appointed as the lead independent director in November 2002. Mr. Wilson currently serves on the board of directors of ArthroCare Corporation. Mr. Wilson was President and Chief Executive Officer of Patient Education Systems from 1995 to 1998. Between 1992 and 1994, Mr. Wilson was an independent consultant in healthcare business development and marketing. From 1972 to 1992, Mr. Wilson worked for Proctor & Gamble / Richardson Vicks, where he held various positions as President of Richardson Vicks, Vice President/General Manager of Proctor & Gamble Vicks Healthcare, President/General Manager of the Vidal Sassoon Division and President/General Manager of the Personal Care Division. Mr. Wilson holds a B.A. from Princeton University and a M.B.A. in Marketing from Columbia University.

Board Meetings and Committees

        Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Company encourages directors to attend and historically many of them have done so. To facilitate attendance and reduce travel costs, the Company usually schedule its Annual Meeting to occur immediately before or after a periodic meeting of the Board, although in some years scheduling conflicts have prevented this arrangement. All directors attended the annual stockholder meeting in June 2008 by telephone or in person.

        The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Sieczkarek and Ms. Tunstall, are "independent" as that term is defined in the Nasdaq Marketplace Rules. During 2008, the Board of Directors held a total of sixteen meetings, either in-person or via a teleconference. In addition, the Board of Directors acted by unanimous written consent once during 2008. The independent directors met separately without management directors at all regularly scheduled in-person board meetings. The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. The Board has adopted a charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        During 2008, none of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors (held while such director was a member) or of the committees upon which such director served (during the periods such director served).

    Audit Committee

        The Audit Committee of the Board of Directors (the "Audit Committee") currently consists of three independent directors, Mr. Bonadio, Mr. Toni and Mr. LaViolette. Mr. Bonadio serves as the Chairman of the Audit Committee. During the last fiscal year, the Audit Committee held ten meetings. The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board adopted the Audit Committee Charter on April 16, 2003 and last amended it on December 15, 2005.

        The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Board of Directors has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Board of Directors has further determined that Mr. Bonadio is an "audit committee financial expert" as defined by Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the "Securities Act").

    Compensation Committee

        The Compensation Committee of the Board of Directors (the "Compensation Committee") currently consists of four independent directors, Mr. Toni, Mr. Wilson, Mr. Bonadio and Mr. Bishop. Mr. Toni serves as the Chairman of the Compensation Committee. During the last fiscal year, the Compensation Committee held nineteen meetings. The Compensation Committee administers the Company's incentive compensation and benefits plans (including stock plans) and, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and certain other employees. The Board adopted the Compensation Committee charter on December 3, 2003 and last amended it on July 16, 2008.

        The Board of Directors has determined that all of the members of the Compensation Committee are "independent" as defined in the Nasdaq Marketplace Rules.

    Compensation Committee Interlocks and Insider Participation

        There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

    Compensation Policy

        The Compensation Committee seeks to ensure that the Company's compensation policy provides an appropriate relationship between executive pay and the creation of long-term investor value, while at the same time helping to recruit, reward, motivate and retain key employees. The Compensation Committee's objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership. Executive compensation does not include forms of compensation such as SERPs or deferred compensation. The Company's 2001 Equity Incentive Plan and 2002 Non-Qualified Stock Option Plan preclude "repricing" or "exchanging" options. The Compensation Committee reviews all components of the Chief Executive Officer's compensation, including annual base salary, bonuses based on corporate and individual performance, equity and long-term incentive compensation, including grants of restricted stock units, stock appreciation rights and stock options, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual and projected payout obligations under several potential severance and change-in-control scenarios. The Compensation Committee also reviews the components of all other executive officers as well as senior-level managerial and technical employees.

    Base Salaries

        The Compensation Committee evaluates the performance and recommends the salary of the Chief Executive Officer and all other executive officers. Survey data is drawn from comparable peer group companies participating in medical device and/or biotechnology executive compensation surveys. Within this framework, executive salaries are determined based on evaluation of each officer's individual performance throughout the year, level of responsibility, overall salary structure and assessment of the

Company's financial condition. The Company's compensation policy is designed to target executive officer base salaries within a competitive range of salary data for officers in similar positions in companies of like characteristics. Generally, salaries paid to the Company's executive officers in fiscal 2008 were within the targeted range. While it is the Compensation Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including information related to geographic location and individual job responsibilities, it is further the intent of the Compensation Committee to maintain a close relationship between the Company's performance and the base salary component of the Company's executive officers' compensation.

    Annual Incentive Bonuses

        The Company's Annual Incentive Bonus Plan provides for the payment of bonuses in cash and stock shortly after completion of the fiscal year based primarily on the Company's prior year performance in relation to predetermined financial objectives and individual executive performance for the year then ended. Target awards are set as a percent of base salary by officer responsibility and are competitive with the survey data reviewed by the Committee. Actual bonus awards are based on the Company's financial performance and individual executive performance. Prior to the beginning of the fiscal year, the Compensation Committee established objectives related to growth in the Company's revenue and a targeted amount of earnings before interest, depreciation, amortization, taxes and stock-based compensation.

    Equity Incentive Awards for Fiscal 2008

        The Company's 2001 Equity Incentive Plan and 2002 Non-Qualified Stock Option Plan provide for the issuance to the Company's officers and employees of shares of restricted stock, restricted stock units, stock appreciation rights and stock options to purchase shares of the Common Stock at an exercise price equal to the closing market price of such stock on the date of award. These awards typically vest over three to five years. These awards are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future long-term performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the long-term value of the Company's equity.

    Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating and Corporate Governance Committee") is currently composed of three independent directors, Mr. Bishop, Mr. LaViolette and Mr. Wilson. Mr. Wilson serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee establishes qualification standards for membership on the Board of Directors, identifies qualified individuals for membership on the Board of Directors and considers and recommends director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director.

        During 2008, the Nominating and Corporate Governance Committee held five meetings independent of meetings of the Board of Directors. The Company's policy is for the Nominating and Corporate Governance Committee to consider stockholder recommendations for director nominee(s) that are submitted in accordance with the Company's bylaws. The provisions of the Company's bylaws relevant to stockholder submission of director nominee(s) are described in greater detail below. To date, the Company has not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in the Company's proxy statement.

        In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

  •
  the appropriate size of the Board of Directors;

  •
  the needs of the Company with respect to the particular talents and experience of its directors;

  •
  the skills, experience and reputation of the potential nominee in relation to the capabilities already present on the Board of Directors;

  •
  the judgment and perspective developed through business experiences and/or educational endeavors;

  •
  the candidate's ability to work with other members of the Board of Directors and management to further the Company's goals and increase stockholder value; and

  •
  the ability to devote a sufficient amount of time to carry out the duties and responsibilities as a director.

        The objective of the Nominating and Corporate Governance Committee is to structure a Board of Directors that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the stockholders.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board of Directors with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service, or if the Nominating and Corporate Governance Committee decides not to nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee as outlined above. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future if necessary.

        Stockholders may send any recommendations for director nominees or other communications to the Board of Directors or any individual director c/o Peter Wilson, Lead Independent Director, Conceptus, Inc. 331 E. Evelyn Avenue, Mountain View, CA, USA 94041. All communications received will be reported to the Board of Directors or the individual directors, as appropriate.

        As required under the Company's bylaws, any stockholder recommendation for director nominee(s) should include:

  •
  the candidate's name, age and address;

  •
  the number of shares of Common Stock beneficially owned by the candidate (if any);

  •
  any information about any "Disclosable Interests" (as defined in the Company's bylaws);

  •
  any other information relating to such nominee(s) that is required to be disclosed under the Exchange Act, including, without limitation, the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder nominating such candidate, on the one hand, and the proposed candidate(s) or his or her respective affiliates and associates, on the other hand;

  •
  a questionnaire completed by the candidate(s), which questionnaire will be provided upon written request to the Company's secretary; and

  •
  any other information as may reasonably be required by the Company to determine the eligibility of such candidate(s) to server as an independent director of the Company in accordance with the Company's Corporate Governance Guidelines.

        In addition, any such stockholder recommendation for director nominee(s) should (a) include (i) the stockholder's name and address, including, if applicable, the name and address as they appear on the books of the Company, (ii) the number of shares of Common Stock beneficially owned by the stockholder, and (iii) information about any other "Disclosable Interests" as defined in the Company's bylaws; and (b) comply with all applicable requirements of the Exchange Act with respect to such nominations. To be considered timely and properly brought before an annual meeting of stockholders, any such stockholder recommendation for director nominee(s) must be delivered to the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be received no later than the ninetieth (90th) day prior to such annual meeting, or, if later, the tenth (10th) day following the day on which public disclosure of the date of the annual meeting was first made. For any such timely and properly brought stockholder recommendation for director nominee(s) to be included in the proxy statement and form of proxy for an annual meeting of stockholders, the stockholder must provide notice as required by the Exchange Act. For more information, please refer to "Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting" on page 2 of this proxy statement.

Code of Ethics

        The Board of Directors has adopted a formal code of ethics that applies to all of the Company's employees, officers and directors. You can access the latest copy of the Code of Ethics, as well as the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors in the About Conceptus section of the Company's website at http://www.conceptus.com.

Director Compensation

        The Company's directors play a critical role in guiding its strategic direction and overseeing the management of the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

        The many responsibilities and risks and the substantial time commitment of being a director require that the Company provide adequate compensation commensurate with the directors' workload and opportunity costs. The Company's outside directors are compensated based upon their respective levels of participation and responsibilities, including service on various committees. Outside directors receive a combination of annual cash retainers and equity grants in amounts that correlate to the responsibilities of each director in his or her service to the Company. In addition to this compensation, members of the Company's Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities, in accordance with the Company's policy. The Company's Board of Directors and Compensation Committee periodically review compensation for outside directors.

        The following table describes the Company's cash compensation practices for outside directors during 2008 and what was approved for 2009, unless otherwise amended by the Company's Board of Directors.

	Paid in 2008	Approved for 2009
ANNUAL RETAINER
Board and Executive Committee Members	$48,000	$48,000
ADDITIONAL ANNUAL RETAINER
Lead Director (as Nominating and Corporate Governance Committee Chair)	$12,000	$12,000
Audit Chair	$7,500	$7,500
Compensation Committee Chair	$4,500	$4,500

        The Annual Retainer will be paid quarterly. For 2008, Kathryn Tunstall, the Chairman of the Company's Board of Directors, is paid as an employee, in lieu of the above described cash payments, an annual salary of $160,000, which is paid within the Company's normal payroll cycle. For 2009, Ms. Tunstall's salary will remain $160,000.

        Mr. Michael Baker resigned from the Board of Directors effective December 15, 2008. Ms. Annette M. Bianchi did not seek re-election for the Board of Directors and her term ended June 4, 2008.

        Mr. LaViolette joined the Board of Directors effective December 31, 2008 and Mr. Bishop joined the Board of Directors effective February 26, 2009.

    Deferred Fee Plan

        The Company has established a deferred fee plan pursuant to which the Company's non-employee directors may elect to defer receipt of all or part of the compensation payable to them for serving on the Board of Directors or committees of the Board of Directors. The amount a participant elects to defer will be used to purchase phantom units of Common Stock (including fractional shares) using the fair market value of the Common Stock on the date the compensation would otherwise have been paid. The phantom Common Stock units would be appropriately adjusted for stock splits, dividends, reorganizations and similar events. The deferred compensation is not distributable until the termination of such participant's service as a director. Upon distribution, the phantom Common Stock units would be payable to a participant in an equal number of whole shares of Common Stock issued by the Company or in cash, or a combination of Common Stock and cash, in one lump sum or, if the participant chooses, in ten substantially equal annual installments. The participant may change the distribution election no later than twelve months prior to the first date deferred compensation is to be paid.

    Automatic Option and Restricted Stock Grants

        Amended and Restated Independent Director Equity Compensation Policy.    In December 2007, the Board of Directors adopted The Amended and Restated Independent Director Equity Compensation Policy (effective January 1, 2008) which grants to (i) each person who is initially elected to the Board as an Independent Director on the date on which he or she first becomes an independent director an Initial RSU with respect to that number of shares of common stock equal to $300,000 divided by the fair market value of the Company's common stock on the date of grant, and (ii) each continuing outside director a Subsequent SAR with respect to common shares determined by $112,000 divided by the fair value of the Subsequent SAR on the date of grant as calculated by the Black-Scholes option pricing model. The Subsequent SARs are granted on the date of each annual meeting of stockholders immediately following which the director is serving on the Company's Board of Directors. A director must have served on the Company's Board of Directors for at least six (6) months prior to the date of such annual meeting to receive a Subsequent SAR grant. The plan targets an overall dollar value for director compensation. The Board of Directors believe the plan aligns board and stockholder interests and targets the value of total compensation which assists in reducing the effects of stock price fluctuation on total compensation when granting equity by number of shares only.

        Additional SARs.    Each non-employee director receives additional SARs based on being the lead director or their chairmanship on various committees. The following table shows the stock appreciation rights grants for the Company's non-employee directors following an annual meeting of stockholders:

	Additional SAR Units ($ Value)(1)	Date Issued
Lead Director	$28,000	Annual Stockholders' Meeting(2)
Audit Chair	$17,500	Annual Stockholders' Meeting(2)
Compensation Chair	$10,500	Annual Stockholders' Meeting(2)

(1)
Exact number of units determined by dividing the dollar amount by the fair value of Additional SARs on the date of the annual shareholder meeting as calculated by the Black-Scholes option pricing model. The fair value of the shares granted to the Directors in June 2008 was $8.18 per share. The assumptions used were: Expected life-4.97 years, Volatility-49%, Stock Price/Exercise Price-$17.97 and Risk Free Interest Rate-2.75%

(2)
Provided that on such date, the non-employee director shall have served on the Company's Board of Directors for at least six months prior to the date of such annual meeting.

        Vesting of Director SARs.    Under the Amended and Restated Independent Director Equity Compensation Policy, the shares subject to the Subsequent SARs and Additional SARs vest pursuant to the following schedule:

    Subsequent SARs and Additional SARs Vesting
    1/12th on each monthly anniversary of the date of grant

        Vesting of Director Restricted Stock Units.    The Initial RSUs vest pursuant to the following schedule:

    Initial Restricted Stock Unit Grant Vesting
    1/5th on each monthly anniversary of date of grant

        All awards granted to non-employee directors are subject to accelerated vesting upon a change of control.

        SAR and RSU Grants to Kathryn Tunstall.    In addition to and outside of the Company's December 2007 Amended and Restated Independent Director Equity Compensation Policy, the Board of Directors grants SARs and RSUs to Kathryn Tunstall, the Company's Chairman of the Board of Directors, from time to time. For 2009, the Board of Directors approved a SAR grant to Ms. Tunstall of $112,000 divided by the fair value of the SAR grant on the date of the annual shareholders meeting as calculated by the Black Scholes option pricing model with the same vesting terms as other outside directors.

 DIRECTORS' COMPENSATION IN 2008

        The table below summarizes the compensation paid to the Company's directors for the year ended December 31, 2008. Except for the amounts shown on this table, no other compensation was granted to the directors during 2008.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(3)	Option Awards(3)	Total
Kathryn A. Tunstall(2)	$158,462	$35,873	$94,258	$288,593
Michael A. Baker(4)	46,000	28,288	65,081	139,369
Annette M. Bianchi(4)	22,809	40,670	55,656	119,135
Thomas F. Bonadio	61,987	34,012	80,601	176,600
Robert V. Toni	57,395	34,012	75,098	166,505
Peter L. Wilson	66,987	34,012	108,267	209,266

(1)
Mark M. Sieczkarek, a director and the Company's President and Chief Executive Officer, is an employee and is not included in this table. Mr. Sieczkarek's compensation is discussed in the Company's Executive Compensation Table on page 27.

(2)
Ms. Kathryn Tunstall, the Chairman of the Board of Directors was paid an annual salary of $160,000. For 2009, Ms. Tunstall's annual salary will remain $160,000.

(3)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, "Share-based Payments," (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2008. See Note 2 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of equity awards.

(4)
Mr. Michael Baker resigned from the Board of Directors effective December 15, 2008. Ms. Annette M. Bianchi did not seek re-election for the Board of Directors and her term ended June 4, 2008.

(5)
The following table shows aggregate total number of outstanding stock awards, which consists of restricted stock and restricted stock units, as of December 31, 2008:

Name	Grant Date	Number of Unvested Shares	Vested Date
Kathryn A. Tunstall	07/18/06	833	06/07/09	(b)

Thomas F. Bonadio	06/07/06	1,000	06/07/09	(a)
	06/08/07	2,000	06/08/10	(a)

Robert V. Toni	06/07/06	1,000	06/07/09	(a)
	06/08/07	2,000	06/08/10	(a)

Peter L. Wilson	06/07/06	1,000	06/07/09	(a)
	06/08/07	2,000	06/08/10	(a)

Paul A. LaViolette	12/31/08	19,710	12/31/09	(c)

  (a)
  All grants vest on the anniversary of the date of grant in the amount of 1/3rd of the shares granted

  (b)
  Grant vests 1/3rd of the shares granted on June 7th of each year

  (c)
  Mr. LaViolette joined the Board of Directors on December 31, 2008. In accordance with the Director's Compensation policy, he was granted 19,710 Restricted Stock Units (RSU) as an Initial RSU. His RSU's vest on each anniversary of the grant date in the amount of 1/5th of the shares granted. The grant date fair value of Mr. LaViolette's Initial RSU was $300,000.

(6)
The following table shows aggregate total number of Stock Option and SAR awards outstanding (both vested and unvested) for each director as of December 31, 2008:

Name	Total Number of Shares	Shares Vested	Shares Unvested
Kathryn A. Tunstall	153,748	123,645	30,103
Michael A. Baker(a)	72,500	72,500	—
Thomas F. Bonadio	98,397	82,500	15,897
Robert V. Toni	94,537	79,500	15,037
Peter L. Wilson	103,686	86,500	17,186
Paul A. LaViolette(b)	—	—	—
John L. Bishop(b)	—	—	—

  (a)
  Mr. Michael Baker resigned from the Board of Directors effective December 15, 2008. Mr. Baker has 90 days from his resignation date to exercise his vested shares. Mr. Baker exercised 15,500 of his vested shares prior to cancellation.

  (b)
  Mr. LaViolette joined the Board of Directors effective December 31, 2008 and Mr. Bishop joined the Board of Directors effective February 26, 2009.

Required Vote

        If a quorum is present and voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes, and broker non-votes will not affect the election of directors.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE FOR THE CLASS III DIRECTORS OF THE COMPANY.

 PROPOSAL NO. 2
APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of the Audit Committee and subject to stockholder ratification, the Board of Directors has retained PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009. In recommending to the Board of Directors that PricewaterhouseCoopers LLP be retained as the Company's independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence and concluded that it was.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection.

Required Vote

        The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

        THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee report shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors (the "Audit Committee") currently consists of three independent directors, Mr. Bonadio, Mr. Toni and Mr. LaViolette. Mr. Bonadio serves as the Chairman of the Audit Committee. Each Audit Committee member is "independent," as defined in the rules and regulations of the Nasdaq Global Market. Mr. Bonadio serves as the Chairman of the Committee. Upon the recommendation of the Audit Committee and in compliance with regulations of the Nasdaq Global Market, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee.

        Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee's primary responsibility is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

        Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the requirements of Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Volume 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.) In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm's independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors' independence. The Committee has approved the audit fees of the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair their independence, as well as compliance with the Company's policies. The Audit Committee has discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with regulations promulgated by the Securities and Exchange Commission (the "Commission"). The Audit Committee membership complies with the requirements of the Nasdaq Global Market with respect to independence, financial literacy and financial management expertise. The Audit Committee has concluded that the independent registered public firm is in fact independent of the Company.

        The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope of and plans for their audits. The Committee has met with the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company's financial reporting processes and internal controls.

        In reliance on the reviews and discussions referred to above, and without other independent verification, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

        The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services related to the years ended December 31, 2008 and 2007:

Description of services	2008 Fees	2007 Fees
Audit fees(1)	$977,779	$743,802
Audit-related fees(2)	9,547	198,345
All other fees(3)	1,500	1,500

Total	$988,826	$943,647

(1)
Audit Fees:    represents the aggregate fees billed for services performed to comply with generally accepted auditing standards. In addition to the audit and review of financial statements, it includes fees in connection with statutory and regulatory filings such as comfort letters, attest services, consents and assistance with and review of documents filed with the Commission. For the years ended December 31, 2008 and 2007, audit fees were for services related to the audit of the Company's annual financial statements, the audit of its internal control over financial reporting, the review of its quarterly financial statements and the review of the associated filings. For the year ended December 31, 2008, audit fees include the Company's Registration Statements on Forms S-8, which were filed with the Securities and Exchange Commission on April 1, 2008 and July 8, 2008. For the year ended December 31, 2007, audit fees also included services related to the responses to comment letters filed with the Securities and Exchange Commission and the Company's Registration Statements on Form S-8, which were filed with the Securities and Exchange Commission on July 18, 2007 and December 4, 2007. All such services were pre-approved by the Audit Committee.

(2)
Audit-Related Fees:    represents the aggregate fees billed or to be billed for assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. For the years ended December 31, 2008, and 2007 audit related fees included consultation services related to the amendment to the Company's agreement to acquire its European distributor Conceptus SAS. For the years ended December 31, 2008 and 2007, audit related fees also included services related to consultation concerning financial accounting and reporting standards and the review of the Company's convertible debt offering completed in February 2007.

(3)
All Other Fees:    represents the Company's user fees related to an online software tool provided by its independent registered public accounting firm.

Pre-Approval Policies

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may elect to delegate pre-approval authority to one or more designated Audit Committee members in accordance with its charter. Audit Committee approval is required to exceed the budgeted amount for a particular service. The Audit Committee considers whether such audit or non-audit services are consistent with the Commission's rules on auditor independence.

        Submitted on April 24, 2009 by the members of the Audit Committee of the Company's Board of Directors.

Tom Bonadio, Audit Committee Chair Paul LaViolette, Audit Committee Member Robert Toni, Audit Committee Member

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of February 27, 2009 as to (i) each person who is known to the Company to beneficially own more than five percent of the Company's common stock, (ii) each nominee for the Company's Board of Directors, (iii) each of the Company's remaining directors, (iv) each of the executive officers named in the Executive Compensation Table on page 27, and (v) all directors and executive officers as a group. The address of each director and officer is c/o Conceptus, Inc., 331 East Evelyn Avenue, Mountain View, California 94041.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent(2)
Federated Investors, Inc.(3) Voting Shares Irrevocable Trust John F. Donahue Rhodora J. Donahue J. Christopher Donahue 1001 Liberty Avenue Pittsburgh, PA 15222-3779	5,618,091	18.46%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	2,525,308	8.30%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	3,680,700	12.09%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,553,043	14.96%
Copper Rock Capital Partners, LLC 200 Claredon Street, 51st Floor Boston, MA 02116	1,860,657	6.11%
PRIMECAP Management Company 222 South Lake Ave., #400 Pasadena, CA 91101	1,936,850	6.36%
Mark M. Sieczkarek	1,013,092	3.23%
Kathryn A. Tunstall	276,807	*
Gregory E. Lichtwardt	314,969	1.03%
Ulric Cote III	288,198	*
Robert V. Toni	137,670	*
Peter L. Wilson	107,191	*
Thomas F. Banadio	97,170	*
Darrin Uecker	—	*
All directors and officers as a group (8 persons)	2,235,097	6.92%

*
Less than 1%.

(1)
Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as beneficially owned by them.

(2)
Percentage of ownership is based on 30,432,663 shares of Common Stock outstanding on February 27, 2009. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to equity awards that are exercisable within 60 days of February 27, 2009. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)
Federated Investors, Inc. (the "Parent") is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in Conceptus, Inc. (the "Reported Securities"). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., the Parent. All of the Parent's outstanding voting stock is held in the Voting Shares Irrevocable Trust (the "Trust") for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the "Trustees"). The Trustees have collective voting control that they exercise over the Parent. In accordance with Rule 13d-4 under the Securities Act of 1934, as amended, the Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the Reported Securities.

(4)
These securities are owned by various individual and institutional investors including T. Rowe Price New Horizons Fund, Inc. (which owns 1,625,000 shares, representing 5% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

        The following table sets forth the beneficial ownership of shares for all directors and officers as a group:

	Beneficial Ownership of Common Stock As Of February 27, 2009
Name	Common Shares Owned		Restricted Shares (a)	Phantom Stock	Restricted Stock Units Vesting w/in 60 days	Options Exercisable w/in 60 days	Total	Percentages
Thomas F. Banadio	13,670		1,000	—	—	82,500	97,170	*
Robert V. Toni	57,170		1,000	—	—	79,500	137,670	*
Peter L. Wilson	17,170	(b)	1,000	2,521	—	86,500	107,191	*
Kathryn A. Tunstall	150,870		833	—	—	125,104	276,807	*
Mark M. Sieczkarek	88,302	(c)	—	—	—	924,790	1,013,092	3.23%
Gregory E. Lichtwardt	23,574		—	—	—	291,395	314,969	1.03%
Ulric Cote III	21,397		—	—	—	266,801	288,198	*
Darrin Uecker	—(d	)	—	—	—	—	—	*
All directors and officers as a group (8 persons)	372,153		3,833	2,521	—	1,856,590	2,235,097	6.92%

(a)
Represent all unvested shares of restricted stock awards.

(b)
Includes 1,000 shares for which voting and investment power are shared.

(c)
Includes 7,500 shares for which voting and investment power are shared.

(d)
Mr. Uecker resigned from the Company in May 2008.

 EXECUTIVE OFFICERS OF THE COMPANY

        The Company's executive officers and their age as of March 15, 2009 are as follows:

Name	Age	Position
Mark M. Sieczkarek	54	President, Chief Executive Officer and Director
Gregory E. Lichtwardt	54	Executive Vice President, Operations, Treasurer and Chief Financial Officer
Ulric Cote, III	41	Executive Vice President, Global Sales and Business Development

        Mark M. Sieczkarek was appointed as the Company's President and Chief Executive Officer and to the Board of Directors in April 2003. Mr. Sieczkarek served as President, Americas, of Bausch and Lomb, Inc. from July 2001 to January 2003, as Corporate Vice President and President—Europe, Middle East and Africa Region from 1999 to 2001 and held positions of increasing responsibility at various divisions of Bausch and Lomb from 1995 to 1999. Prior to joining Bausch and Lomb, Mr. Sieczkarek was Vice President and Chief Financial Officer of KOS Pharmaceuticals from 1993 to 1995. From 1980 to 1993, Mr. Sieczkarek held executive level positions in Finance and Commercial Operations with several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek currently serves on the Board of Directors of Solta, Inc., a public medical device company, where he also participates on both its Audit and Compensation Committees. He is also a board member of the Medical Device Manufacturers Association. Mr. Sieczkarek holds a B.S. in Accounting from the State University of New York at Buffalo and a M.B.A. degree in Finance from Canisius College.

        Mr. Lichtwardt joined Conceptus as Executive Vice President, Treasurer and Chief Financial Officer in November 2003 and was promoted to Executive Vice President, Operations, Treasurer and Chief Financial Officer in April 2008. From 2000 to 2002, he was Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary of Innoventry, Inc., a financial services company. From 1993 to 2000, Mr. Lichtwardt was Vice President, Finance, Chief Financial Officer and Treasurer of Ocular Sciences, Inc., a worldwide developer and marketer of soft contact lenses. Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan Inc. In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He holds a B.B.A. degree from the University of Michigan and M.B.A. degree from Michigan State University.

        Mr. Cote joined Conceptus as Vice President of Sales in April 2004. He currently serves Conceptus as the Executive Vice President of Global Sales and Business Development. From 2003 to 2004, Mr. Cote was Senior Director of Sales, Gynecology Division at American Medical Systems. From 2000 to 2001, he served as President and Chief Executive Officer of Collagenesis, a developer and marketer of products derived from reengineered and processed human tissue. Prior to Collagenesis, Mr. Cote was Director of Sales and Marketing for Influence, a medical company developing a treatment for incontinence, from 1996 to 2000 and held various sales positions at Indigo Medical and Osbon Medical Systems, from 1990 to 1996. He holds a B.S. degree in Business Administration from California State University at Sacramento.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

        One of the Company's principle goals is to maximize the enterprise value over time. Therefore, the focus of the Compensation Committee and the Company's executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of long-term enterprise value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Company's objective is to provide a total compensation program that establishes base salaries in a competitive range, bonus opportunities that reward above-average performance and stock-based incentive programs designed to achieve long-term corporate financial goals and build executive stock ownership.

        The Company's named executive officers ("NEOs") for 2008 included Mark Sieczkarek, President and Chief Executive Officer; Gregory Lichtwardt, Executive Vice President, Operations, Treasurer and Chief Financial Officer; Ulric Cote III, Executive Vice President Global Sales and Business Development; and Darrin Uecker, former Vice President of Research and Development, Clinical Research, Regulatory Affairs and Operations. Mr. Uecker resigned from the Company in May 2008 for personal reasons. Mr. Lichtwardt took on additional responsibilities as Executive Vice President of Operations following Mr. Uecker's departure.

        In establishing compensation for the named executive officers (the "NEOs") the following are the Compensation Committee's objectives:

  •
  All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain, reward and motivate high performing executive talent;

  •
  Ensure senior officer compensation is aligned with the Company's corporate strategies, business objectives and the long-term interests of the Company's stockholders;

  •
  Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

  •
  Enhance the officers' incentive to increase the Company's long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

        The Company does not maintain a SERP or other form of deferred compensation plan for the Company's NEOs. Furthermore, the Company's 2001 Equity Incentive Plan and 2002 Non-Qualified Stock Option Plan prohibit "repricing" or "exchanging" options, absent approval of the Company's stockholders.

        The Compensation Committee reviews all components of the NEOs' compensation, including annual base salary, bonuses based on corporate and individual performance, and equity and long-term incentive compensation, including grants of restricted stock units, stock appreciation rights and stock options, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual and projected payouts obligations under several potential severance and change-in-control scenarios. The Compensation Committee also reviews the components of compensation for all other senior-level managerial and some technical employees. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. The Compensation Committee also receives input from the CEO regarding the compensation of all executives other than himself.

Other Factors Affecting Compensation

        In establishing total compensation for the NEOs, the Compensation Committee considers the tax effect for such officers on grants and determines an equity structure that is most likely to be tax favorable to the Company and the Company's NEOs. The Compensation Committee continually evaluates the Company's executive compensation policies and programs with regard to, among other things, market competitive practices, accounting and economic costs, the incentive and motivational value of various compensation vehicles, accumulated equity holdings and past earnings for each NEO, Company performance, and the need to retain key talent.

Compensation Components

        The Company's executive compensation program is designed to attract executives with the requisite skills necessary to support the Company's strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

        The Company's compensation program is comprised of the following components for the NEOs:

  •
  Base Salaries

  •
  Annual Incentive Bonus

  •
  Long Term Equity Incentives

  •
  Employment Agreements providing for severance and change in control benefits

  •
  Certain fringe benefits as well as 401(k) plan, health and welfare plan benefits

        The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company's compensation program.

Consultants and Advisors

        The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In 2008 the Compensation Committee did not engage any outside consultants or advisors.

Target Compensation Philosophy

        The Compensation Committee analyzes and considers relevant survey data when setting potential executive compensation target ranges for base salaries, annual incentive bonus and long term equity incentives to ensure the Company's ability to recruit and retain high caliber talent. In assessing market competitiveness of total executive compensation packages, the compensation of the Company's NEOs are reviewed against executive compensation survey data for two designated study groups of medical technology companies (the "peer group" and the "geographic group"). For 2008, the "peer group" consists of 23 medical technology companies. The "geographic group" consists of approximately 41 medical technology companies located in California and Massachusetts that have market capitalization ranging from $300 million to $1.5 billion. The Compensation Committee selected these companies because they:

  •
  are similar to the Company in terms of their size (for example, revenue and market capitalization), industry and global presence;

  •
  have executive officer positions that are comparable in terms of breadth, complexity and scope of responsibilities; and

  •
  are located in comparable markets.

        For 2008, the list of comparison companies that comprised the "peer group" was:

Abaxis Corp.	Insulet Corp.
Abiomed, Inc.	Luminex Corp.
Accuray, Inc.	Natus Medical, Inc.
Align Technology, Inc.	Nuvasive, Inc.
Analogic Corp.	Omnicell, Inc.
Arthrocare Corp.	Quidel Corp.
Cepheid	Sonosite, Inc.
Conmend Corp.	Thoratec Corp.
Cyberonics, Inc.	Volcano Corp.
Datascope Corp.	Wright Medical Group Corp.
EV3, Inc.	Zoll Medical Corp.
Hansen Medical, Inc.

        For 2008, the list of comparison companies that comprised the "geographic group" was:

Abaxis Corp.	Medivation, Inc.
Abiomed, Inc.	Mentor Corp.
Advanced Medical Optics, Inc.	Momenta Pharmaceuticals, Inc.
Affymetrix, Inc.	Natus Medical, Inc.
Align Technology, Inc.	Nektar Therapeutics
Alkermes, Inc.	Omnicell, Inc.
Alliance Imaging, Inc.	PDL Biopharma, Inc.
Alnylam Pharmaceuticals, Inc.	Polymedica Corp.
Amag Pharmaceuticals, Inc.	Quidel Corp.
American Science & Engineering, Inc.	Rigel Pharmaceuticals, Inc.
Analogic Corp.	Sangamo Biosciences, Inc.
Cholestech Corp.	Sirtris Pharmaceuticals, Inc.
CV Therapeutics, Inc.	Tercica, Inc.
Cypress Bioscience, Inc.	Thoratec Corp.
Genomic Healthcare	Vivus, Inc.
Haemonetics Corp.	VNUS Medical Technologies
Halozyme Therapeutics, Inc.	Volcano Corp.
Hansen Medical	Xenoport, Inc.
ICU Medical, Inc.	Zoll Medical Corp.
Idenix Pharmaceuticals, Inc.
Insulet Corp.
Intermune, Inc.

        The Compensation Committee analyzes each component of executive compensation, including base salaries, annual incentive bonus and long term equity incentives, in both the peer and geographic groups focusing on the range between the mean percentile and the 75th percentile. To establish a competitive advantage in attracting and retaining key executive officers and to emphasize the Compensation Committee's objectives, the Compensation Committee strives to set potential ranges for each compensation component that are competitive with the both groups.

        To remain consistent from year to year, the Company currently intends to use similar peer and geographic groups as part of the Company's annual marketplace analysis. The specific companies included in each group may change from year to year based on their size, relevance or other pertinent factors.

Base Salaries

        The Compensation Committee of the Board of Directors evaluates the performance of the President and Chief Executive Officer and makes salary recommendations to the Board of Directors for all executive officers. Executive salaries are determined based on the data from the Company's peer and geographic groups, on evaluation of each officer's individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of the Company's financial condition. This approach ensures that the Company's cost structure will allow them to remain competitive in their markets. Salaries paid to the Company's executive officers in fiscal 2008 were within the targeted range. While it is the Compensation Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including information related to geographic location and individual job responsibilities, it is further the intent of the Compensation Committee to maintain a close relationship between the Company's performance and the base salary component of the Company's executive officers' compensation. No formula based salary increases are provided to the named executive officers.

        To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself. Each NEO of the Company participates in an annual performance review with the CEO to provide input about their contributions to the Company's success for the period being assessed. Each NEO was also evaluated by the other NEOs relative to fiscal 2007 performance, and the results of these evaluations were provided to the Compensation Committee. After receiving the CEO's input and the results of the NEO evaluations, the overall performance of the Company's NEOs is reviewed annually by the Compensation Committee and the Board of Directors. Actual base pay for each executive officer is determined by the Compensation Committee as a result of this process.

        In determining and approving 2008 base salary increases for the executive officers, the Compensation Committee assessed the following: (1) the individual executive's performance in 2007 versus expectations, (2) the executive's base salary compared to executives in the same or similar positions at companies in the Company's peer and geographic groups and (3) the Company's performance in 2007 versus the financial goals and other strategic objectives established by the Company. The Compensation Committee approved an average base salary increase of 1.6% for the Company's NEOs in 2008. Mr. Sieczkarek did not receive a base salary increase in 2008. Mr. Lichtwardt and Mr. Cote received base salary increases of 4.0% and 1.8%, respectively reflecting normal cost of living adjustments. Mr. Cote received a smaller cost of living adjustment as he received a larger percentage salary increase in 2007 with his promotion to Executive Vice President from Vice President. Mr. Lichtwardt assumed additional responsibilities in May 2008 as Executive Vice President of Operations and his salary was further increased 6.8% at that time.

Annual Incentive Bonus

        The Company structures its annual incentive bonus program to reward its NEOs based on the Company's fiscal year performance and the individual executive's contribution to that performance. All NEOs have a target bonus that was a fixed percentage of their salary; 75% of this target bonus was tied to achievement of Company financial objectives and 25% was tied to achievement of key strategic goals that the NEO could personally affect. There is a minimum threshold for achievement of financial objectives, for which up to 100% of goal there was a negative multiplier effect and above 100% achievement there was a positive multiplier effect. For all NEOs, other than the CEO, payments for achievement up to 100% of the target bonus were paid in cash and above 100% in equity awards. The

CEO's target bonus was payable 75% in cash and 25% in equity awards and all achievement above 100% was paid in equity awards. Each year, after the Company's annual financial planning process, the Board of Directors establishes the financial objectives that need to be achieved by the Company for the executive officers to earn a portion of the target bonus. These financial objectives vary from year to year, depending on the Company's business goals. In determining the compensation awarded to each executive officer based on performance, the Board evaluates the Company's performance in relation to the approved financial objectives and individual executive's performance for the year; hence, bonuses paid during the first quarter of fiscal year 2009 were based on performance during the fiscal year 2008.

        Under the annual incentive bonus program, in 2008, the CEO and other NEOs were eligible to receive incentive bonuses dependent upon the Company's achievement of financial goals which included a revenue target, (60% weight), an earnings before interest, depreciation, amortization, taxes and stock- based compensation target (EBITDAC), (15% weight) and objectives tied to individual NEO performance (25% weight). The revenue target was 75% year over year growth with minimum threshold achievement set at 59% growth (80% payment). The EBITDAC target ranged from $10.9 million to $16.7 million. The individual objectives for each NEO are aligned with strategic Company objectives. These objectives were designed to not be attainable upon average performance but require each executive to provide substantial effort to achieve. The Company's CEO recommends and the Compensation Committee approves the individual performance objectives for each of the NEOs except the CEO. The CEO's individual performance objectives are set by the Lead Director, Compensation Committee Chairman and the Chairman of the Board and approved by the Board of Directors. The annual incentive bonus awarded to an executive officer, other than the CEO, may be increased or decreased at the recommendation of the CEO, subject to Board approval, as a result of the individual's performance and/or contribution to Company achievement of financial objectives. The annual incentive bonus award to the CEO may be increased or decreased at the sole discretion of the Board. Each executive's performance, including the CEO's, is evaluated against the specific financial goals and individual performance objectives described in the preceding paragraph prior to the payment of any bonus and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by the Board to account for unusual events, such as extraordinary transactions, foreign currency fluctuations, asset dispositions and purchases, and merger and acquisitions if, and to the extent, the Board considers the effect of such events material to the Company's performance.

        Each of the Company's NEOs was eligible for the following bonus, as a percentage of his or her base salary, for 2008, based upon achievement of the Company's financial goals and individual performance objectives:

        The CEO's target bonus for 100% achievement of both financial and individual performance objectives was 100% of his base salary, payable 75% in cash and 25% in equity awards which were subject to a six-month vesting period. The range of bonus achievement was from 0% to 123% of his current base salary depending on Company financial performance and CEO individual performance. The CEO's bonus was based on the comparable review of target bonuses provided by the peer and geographic groups. The CEO's equity compensation component of his bonus was mainly negotiated to preserve the Company's cash balances while at the same time increasing his equity ownership in the Company. All NEOs, including the CEO, received 80.5% of the revenue target (60% weight) and 54.3% of earnings before interest, depreciation, amortization and stock-based compensation target (15% weight). For 2008 performance, Mr. Sieczkarek received a total bonus of 81.5% of his target bonus awarded 75% in cash and 25% in equity awards. In addition to the financial targets, Mr. Sieczkarek received 93% of his individual performance objectives (25% weight). The equity awards were awarded in the form of 17,057 stock appreciation rights, valued using the black-scholes option pricing model. The exercise price of the stock appreciation rights equaled the fair market value of the Company's common stock on the date of grant and vest over a six-month period.

        The other NEOs' target bonus for 100% achievement of both financial and individual performance objectives was 60% of their base salary and was payable in cash. To the extent the NEO overachieves their established goal, the incremental bonus amounts were paid in equity awards which were subject to a six-month vesting period. The range of bonus achievement was from 0% to 74% of their current base salary depending on Company financial performance and individual performance. The NEOs' bonus percentage was based on the comparable review of target bonuses provided by the peer and geographic groups. For 2008 performance, Mr. Lichtwardt and Mr. Cote received 81.5% and 79.7% of their target bonus, respectively. Mr. Lichtwardt and Mr. Cote received 100% and 93% of their individual performance objectives (25% weight), respectively.

        The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the executive officers for short-term strong Company performance. Also, the Compensation Committee feels the portion payable in the form of equity awards to the Company's Chief Executive Officer and for all other NEOs works to retain, motivate and reward short- and long-term performance in addition.

Long-Term Equity Incentives

        The Company believes that stock-based performance compensation is essential to aligning the interests of management and the stockholders in enhancing the long-term value of the Company's equity. The Company's 2001 Equity Incentive Plan and 2002 Non-Qualified Stock Option Plan provide for the issuance to the Company's officers and employees of shares of the Company's common stock in the form of restricted stock, stock options, stock appreciation rights and restricted stock units. These awards typically vest over four years. These awards are granted to the Company's officers and other employees both to build the value of the Company, and to retain key individuals.

        In the first quarter of fiscal 2009 the Board of Directors granted to all NEOs stock appreciation rights with respect to 345,000 shares of common stock, subject to the Company's normal vesting schedule of four years with monthly vesting after six months. These awards were based on the Compensation Committee's assessment of: (1) the individual executive's performance in 2008, (2) the Company's financial performance versus specified financial targets, (3) the Company's attainment of non-financial strategic objectives and, (4) the competitive practices reflected in the survey data in the Company's peer and geographic groups.

        With the exception of these grants the Company's executive officers did not receive any other grants for performance related to fiscal year 2008. Generally, the Compensation Committee believes that granting equity awards in the form of stock options or stock appreciation rights can be an effective tool for meeting the Company's compensation goal of increasing long-term stockholder value by tying the value of the stock to the Company's performance in the future. Recipients are able to profit from stock options or stock appreciation rights only if the Company's stock price increases in value over the stock option's exercise price or the price of the stock appreciation right. The recipients of such awards do not benefit if the price declines. The Board of Directors granted the executive officers stock appreciation rights because they are more efficient with respect to the use of the Company's equity plan share reserves because fewer shares are needed to be issued to provide a retention and incentive value similar to stock options. Stock appreciation rights therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of the Company's stock.

Termination-Based Compensation

        The Company's Compensation Committee provides executives with termination protection when it determines that such protection is necessary to attract or retain an executive and to promote internal equity among executives with the same level of responsibility and authority within the Company.

        In connection with certain terminations of employment, the Company's executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements and change of control agreements, described in the section entitled "Employment Contracts, Termination of Employment and Change of Control Arrangements" for a detailed description of the material terms of these agreements.

        The Company entered into an Amended and Restated Change of Control Agreement with Ms. Tunstall in 2007 that provides certain severance payments if her employment is involuntary terminated within two years after a change of control transaction, including salary payments, health benefits and certain other placement services, as described under the section entitled "Employment Contracts, Termination of Employment and Change of Control Arrangements." The Company believed the Amended and Restated Change of Control Agreement was necessary in order to retain her services and that the size of the severance package is appropriate for an executive of her caliber and for a company of its size.

        The Company and Mr. Sieczkarek entered into an agreement providing for certain severance payments if his employment is involuntarily terminated within two years following a change of control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of his options as described under the section entitled "Employment Contracts, Termination of Employment and Change of Control Arrangements." The Company believes that this agreement remains necessary in order to retain Mr. Sieczkarek services and that the size of the severance package is appropriate for an executive of his caliber and for a company of its size.

        In order to retain the services of each of Mr. Lichtwardt and Mr. Cote, the Company entered into agreements with each NEO which provides for certain severance payments if his employment is involuntarily terminated within two years following a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of all of his options as described under the section entitled "Employment Contracts, Termination of Employment and Change of Control Arrangements." The Company believes that this agreement remains necessary in order to retain each of Mr. Lichtwardt and Mr. Cote and that the size of each of their severance packages is appropriate for an executive of his caliber and for a company of its size.

        In order to retain Mr. Uecker, the Company entered into an agreement which provided for certain severance payments if his employment is involuntary terminated within two years following of a change-in-control transaction, including salary and bonus payments, health benefits, certain other placement services, and the acceleration of all of his options as described under the section entitled "Employment Contracts, Termination of Employment and Change of Control Arrangements." On May 19, 2008, Mr. Uecker tendered his resignation as Executive Vice President, Operations, Research and Development effective on May 29, 2008. Mr. Uecker did not receive any portion of his 2008 bonus and the Company did not incur any financial obligation in connection with his resignation. All of Mr. Uecker's stock appreciation rights expired 90 days from the date of his resignation.

Tax Impact on Compensation

        The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits the deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each NEO other than the Chief Financial Officer, unless such compensation meets the requirements for the "performance based" exception to the general rule. The cash compensation paid each NEO in 2008 did not exceed $1 million and the cash compensation payable to each of the NEOs, including the CEO in 2009 is also expected to be below $1 million. The Compensation Committee intends to continue seeking a tax deduction for all of the Company's executive compensation, to the extent that the Compensation Committee determines that it is in the best interests of the Company to do so. All of the stock options and stock appreciation rights granted to the Company's NEOs are intended to qualify under Section 162(m) as performance-based compensation, although the income derived from restricted stock units granted to the Company's NEOs generally does not qualify as performance-based compensation under Section 162(m).

Other Elements of Compensation

        Employee Stock Purchase Plan:    In order to provide employees at all levels with greater incentive to contribute to the Company's success, the Company makes available to all employees, including its executive officers, the opportunity to purchase discounted common stock of the Company under an Employee Stock Purchase Plan, qualified under Section 423 of the Internal Revenue Code. Refer to Note 12 of the Company's Annual Report on Form 10-K filed with the Commission on March 13, 2009 for a description of the terms of the plan.

        Retirement Benefits:    In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including its executive officers, the opportunity to make contributions to the Company's retirement savings plan ("401K Plan"), under which employees based in the U.S., including executive officers, may elect to defer up to 15% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations.

        Health plan, Disability and Insurance Benefits:    The Company makes available health plans, disability and insurance benefits to all employees, including to its executive officers. The cost of the health plans is comprised of employee's deductions, as well as a cost for the Company. Disability and insurance benefits are paid by the Company for all employees.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned in 2008 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers who earned in excess of $100,000 during the fiscal year ended December 31, 2008 (the "Named Executive Officers").

Name and Principal Position	Earned in Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Awards	Total
Mark Sieczkarek	2008	$452,972	$118,516	$1,037,281	$270,509	$1,879,278
President and CEO	2007	452,972	145,956	1,379,698	—	1,978,626
	2006	440,000	555,845	1,189,372	330,000	2,515,217
Gregory Lichtwardt	2008	305,426	5,692	368,156	$153,690	832,964
EVP. Operations and CFO	2007	283,131	36,105	497,086	—	816,322
	2006	270,000	160,919	449,109	162,000	1,042,028
Ulric Cote III	2008	274,885	10,767	325,760	$131,518	742,931
EVP, Worldwide Sales and Business	2007	270,027	76,432	420,920	—	767,379
Development	2006	236,500	191,599	292,291	106,425	826,815
Darrin Uecker(3)	2008	117,692	—	—	—	117,692
EVP, R&D, Clinical Research,	2007	155,077	—	157,382	—	312,459
Regulatory Affairs and Operations	2006	—	—	—	—	—

(1)
The amounts included in the "Stock Awards" column represent the compensation cost the Company recognized in 2008 and 2007 related to all outstanding restricted stock unit awards, as described in Statement of Financial Accounting Standards No. 123(R) (SFAS 123R). The Stock Awards also includes the Restricted Stock Units granted to Mr. Sieczkarek for Bonus earned in 2008 and paid in 2009. Mr. Sieczkarek's bonus was broken into two parts, cash and equity awards which represent 75% and 25% of his bonus respectively. The 25% of his equity bonus earned was $90,170, which was paid in stock appreciation rights with a 6-month vesting period. For a discussion of the valuations, see Note 2 to the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2008.

(2)
The amounts included in the "Option Awards" column represent the compensation cost the Company recognized in 2008 and 2007 related to all outstanding stock option and stock appreciation rights awards, as described in SFSR 1123R , but excluding any estimate of future forfeitures. For a discussion of the valuation assumptions, see Note 2 to the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2008.

(3)
Mr. Uecker joined the Company on May 2, 2007 and resigned from the Company on May 29, 2008.

GRANTS OF PLAN-BASED AWARDS DURING 2008

        The following table shows all plan-based awards granted to the NEOs in fiscal 2008.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards		Estimated Future Payments Under Equity Incentive Plan Awards (2)		All other options awards: number of securities underlying options # shares		Grant Date Fair Value of Option Awards (1)($)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Target $	Maximum $	Target $	Maximum $
Mark Sieczkarek		339,729	417,867	113,243	139,289	—	—	—
	02/21/08	—	—	—	—	150,000	$17.74	1,205,610
Gregory Lichtwardt		188,674	188,674	—	42,452	—	—	—
	02/21/08	—	—	—	—	84,789	$17.74	681,483
Ulric Cote III		165,000	165,000		37,125	—	—	—
	02/21/08	—	—	—	—	75,828	$17.74	609,460
Darrin Uecker(3)		71,901	71,901	—	16,777	—	—	—
	02/21/08	—	—	—	—	57,908	$17.74	465,406

(1)
Grant date fair value is calculated in accordance with SFAS 123R. For a discussion of the valuation assumptions used in calculating grant date fair value, see Note 2 to the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2008.

(2)
The number of shares subject to the estimated future payments under equity incentive plan awards is determined using the Company's closing stock price on the date the equity award is granted

(3)
Darrin Uecker resigned from the Company in May 2008 and all awards included in this table were cancelled in connection with his resignation.

 OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

        The following table provides certain information with respect to unexercised options for the Named Executive Officers in the fiscal year ended December 31, 2008.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Mark Sieczkarek	04/17/03	630,000	—	$9.95	04/17/13
	11/30/04	100,000	—	$8.94	11/30/14
	02/10/06	88,541	36,459	$14.76	02/10/16
	03/02/07	43,750	56,250	$18.06	03/02/17
	02/21/08	31,250	118,750	$17.74	02/21/18

Total:		893,541	211,459

Gregory Lichtwardt	11/17/03	150,000	—	$13.11	11/17/13
	11/30/04	60,000	—	$8.94	11/30/14
	02/10/06	28,333	11,667	$14.76	02/10/16
	03/02/07	21,000	27,000	$18.06	03/02/17
	02/21/08	17,664	67,125	$17.74	02/21/18

Total:		276,997	105,792

Ulric Cote III	04/05/04	125,000	—	$12.74	04/05/14
	11/30/04	50,000	—	$8.94	11/30/14
	02/10/06	28,333	11,667	$14.76	02/10/16
	03/02/07	31,937	41,063	$18.06	03/02/17
	02/21/08	15,797	60,031	$17.74	02/21/18

Total:		251,067	112,761

(1)
All options vest in equal installments on each monthly anniversary of the grant date over a period of 4 years.

STOCK OPTION EXERCISES AND STOCK AWARDS VESTED IN 2008

        The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the Named Executive Officers during the fiscal year ended December 31, 2008.

	Stock Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($)
Mark Sieczkarek	—	—	13,400	$256,878
Gregory Lichtwardt	—	—	2,691	$51,586
Ulric Cote III	—	—	3,429	$65,734
Darrin Uecker(2)	31,250	$47,500	—	—

(1)
Value realized on exercise is the difference between the option exercise price and the sale price of the underlying shares multiplied by the number of shares covered by the option.

(2)
Darrin Uecker resigned from the Company in May 2008.

Policies and Procedures with Respect to Related Party Transactions

        The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board of Director's preference to avoid related party transactions.

        The Charter of the Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions. Under the Company's Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company's Corporate Governance Guidelines require a director to promptly disclose to the Chairman of the Board of Directors and to the Lead Director any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

        All related party transactions shall be disclosed in the Company's applicable filings with the Securities and Exchange Commission as required under SEC rules.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        In April 2003, the Company entered into an employment agreement with Mark Sieczkarek, its President and Chief Executive Officer, which agreement was amended in July 2003 and amended and restated in its entirety in August 2004. This agreement was amended and restated in its entirety in December 2008. This agreement will continue to be automatically renewed for one-year periods on each August 11th, unless otherwised terminated.

  •
  Salary and Performance Bonuses:  Pursuant to the amended and restated agreement, Mr. Sieczkarek will receive an annual base salary of at least $408,000 and an annual target bonus of up to 100% of base salary, 75% of which will be cash and 25% of which will be an equity component, which may include stock options and restricted stock.

  •
  Acceleration Upon Change-in-Control:  In the event of certain change-in-control transactions, each equity award held by Mr. Sieczkarek will become fully vested. In addition, the time during which Mr. Sieczkarek may exercise such options will be extended to a total of 12 months from the date of the change-in-control.

  •
  Involuntary Termination following a Change-in-Control:  In the event of an involuntary termination within two years after a change-in-control transaction, the agreement provides that Mr. Sieczkarek will receive (i) his base salary paid according to the Company's standard payroll procedure for a period of 36 months from the date of termination; (ii) an amount equal to 50% of the Executive's Base Salary for the fiscal year in which the termination occurs multiplied by three; (iii) reimbursement of health insurance premiums, up to $650 per month, for a period up to 36 months plus a potential additional lump sum payment of up to $11,700 for medical premiums; and (iv) outplacement services not to exceed a value of $15,000. In addition, during the 36 month period following his termination, the Company shall continue to make available to Mr. Sieczkarek and his spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company on the date of such termination of employment, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.

  •
  Involuntary Termination:  In the event of an involuntary termination before a change-in-control or two years after the effective date of a change-in-control transaction, Mr. Sieczkarek will receive (i) an amount equal to his then current monthly base salary multiplied by 18, (ii) an amount equal to the cash portion of the annual "target bonus" he would have received for the fiscal year in which the termination occurs multiplied by 150%, the "target bonus" which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its budget or plan, (iii) health and life insurance benefits for a period of 18 months, (iv) reimbursement of health insurance premiums, up to $650 per month, for a period of up to 18 months, (v) outplacement services not to exceed $15,000, and (v) acceleration of the vesting schedule of options and restricted stock by 18 months. At the sole discretion of the Board of Directors, salary and target bonus severance payments may be paid in one lump sum or periodically according to the Company's standard payroll procedure in place immediately prior to the termination.

  •
  Reimbursement of Expenses:  Pursuant to the amended and restated agreement, the Company agreed to reimburse certain reasonable expenses in accordance with the Company's policies.

        In December 2007, the Company amended and restated the change-in-control agreement with Ms. Tunstall, which provides that, in the event of certain change-in-control transactions, each option or other equity award for the Company's securities held by Ms. Tunstall shall become fully vested and immediately exercisable. In the event of an involuntary termination within two years after a change-in-control transaction, the agreement provides that Ms. Tunstall will receive (i) her salary paid according to the Company's standard payroll procedure for a period of 18 months; (ii) health and life insurance benefits for a period of 18 months; and (iii) reimbursement for additional health care premiums not already covered by clause (iv) with a total value not to exceed $15,000.

        In September 2008, the Company entered into an amended change-in-control agreement with Mr. Lichtwardt which provides that, in the event of certain change-in-control transactions, each of Mr. Lichtwardt's options and restricted stock will become vested as to 100% of the option shares that have not otherwise vested on the effective date of the change-in-control transaction. In the event of an involuntary termination within two years after the change-in-control transaction, Mr. Lichtwardt will receive (i) salary paid according to the Company's standard payroll procedure for a period of 18 months; (ii) health and life insurance benefits for a period of 18 months; (iii) monthly severance payments equal to 1/12 of the "target bonus" that he would have received for the fiscal year in which his termination occurs, the "target bonus" portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its operating plan; (iv) all options become fully vested and immediately exercisable; and (v) outplacement services not to exceed $15,000.

        In September 2008, the Company entered into an amended change-in-control agreement with Ulric Cote III, which provides that, in the event of a change-in-control transaction, options and restricted stock held by Mr. Cote shall vest up to 100% of the unvested shares subject thereto on the effective date of the change-in-control transaction. In the event of an involuntary termination within two years after the change-in-control transaction, the agreement provides that Mr. Cote will receive (i) salary paid according to the Company's standard payroll procedure for a period of 18 months; (ii) health and life insurance benefits for a period of 18 months; (iii) monthly severance payments equal to 1/12 of the "target bonus" such officer would have received for the fiscal year in which the termination occurs, the "target bonus" portion of which will be paid assuming the satisfaction of all requisite performance objectives and that the Company pays bonuses at 100% of its operating plan; (iv) health and life insurance benefits for a period of 18 months; and (v) outplacement services not to exceed a value of $15,000.

        The Company entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The following table quantifies the amount that would be payable to the Company's NEOs, assuming that the involuntary termination of employment occurred within 24 months of a change in control. The amounts shown assume that the termination was effective as of December 31, 2008, and includes amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executive's separation from the Company after the occurrence of a change in control.

Benefits and Payments Upon Involuntary Termination of Employment within 24 months of a Change in Control	Mark Sieczkarek	Gregory Lichtwardt	Ulric Cote III
Salary, Severance payments and Retainers(1)	$2,038,374	$754,697	$660,000
Health and Life Insurance Benefits(2)	55,956	31,536	23,478
Reimbursement of Medical Premiums(3)	35,100	—	—
Outplacement Services(4)	15,000	15,000	15,000
Stock Options—Unvested and Accelerated(5)	16,771	5,367	17,921

Totals	$2,161,201	$806,600	$716,399

(1)
Amounts represent 36 months of salary plus bonus for Mark Sieczkarek and 18 months of salary plus bonus for Gregory Lichtwardt and Ulric Cote III. Amounts based on salary at December 31, 2008.

(2)
Amounts represent 36 months of health insurance for Mark Sieczkarek, 18 months of health insurance for Gregory Lichtwardt and 12 months of health insurance for Ulric Cote III. Amounts based on employees' deductions and employer's contributions during 2008.

(3)
Reimbursement of medical premiums applicable to Mark Sieczkarek represent the maximum amount that could be reimbursed by the Company.

(4)
Represents the maximum amount to be paid by the Company for outplacement services.

(5)
The value of the unvested and accelerated stock options and stock appreciation rights is the difference between the value of $15.22 per share, which is the last reported closing price before December 31, 2008, and the exercise price of the option, multiplied by the number of unvested shares as of December 31, 2008.

Recoupment of Incentives from Executive Officers

        In April 2007, the Board of Directors adopted a policy wherein the Board of Directors will, to the extent permitted by applicable law, require reimbursement of any bonus or incentive compensation, including stock options, restricted stock, restricted stock units or stock appreciation rights (collectively, "Equity Awards") paid or issued to any Executive Officer after April 15, 2007 where: a) the amount of the bonus or incentive compensation, including Equity Awards, was based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) in the Board of Directors' view the officer engaged in any fraud or misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation, including Equity Awards, paid to the officer would have been lower had it been based upon the restated financial statements. In each such instance, the Company will seek to recover any amounts paid in excess of the amounts that would have been paid, including Equity Awards, based on the restated financial results. In addition, the Board of Directors may dismiss the Executive Officer, authorize legal action for breach of fiduciary duty or take such other action as may fit the circumstances, subject to applicable law. The Board of Directors may, in determining the appropriate course of action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies or regulators.

Equity Grant Practices

        For the fiscal year ended December 31, 2008, the Company's award grants to the NEOs were part of the comprehensive performance and retention compensation packages approved by the Compensation Committee on March 10, 2008 for each NEO. The Company does not have any program, plan or practice to time the grant of equity-based awards to its executive officers in coordination with the release of material non-public information. The Compensation Committee meets monthly to approve these awards and has determined the grant date to be the 10th day of each month. The Compensation Committee believes that setting the grant date at a pre-determined date each month removes any subjectivity in award pricing. All equity grants are made under the Company's 2001 Equity Incentive Plan or the Amended and Restated 2002 Non-Qualified Stock Option Plan, or are stand-alone inducement grants (described below). The per share exercise price of stock options cannot be less than the closing sales price of the Common Stock on The Nasdaq Stock Market on the date of the grant.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2008 for all of the Company's equity compensation plans, including its 1993 Stock Plan, 2001 Equity Incentive Plan, 1995 Employee Stock Purchase Plan, 1995 Directors' Stock Option Plan, 2002 Non-Qualified Stock Option Plan, 2004 and 2007 stand-alone inducement grants and Deferred Fee Plan for Directors:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Awards and Stock Appreciation Rights		Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column
Equity compensation plans approved by security holders	2,995,708	(3)	$12.86	1,863,680	(1)
Equity compensation plans not approved by security holders(2)	1,340,464		$12.09	112,147

Total	4,336,172		$12.62	1,975,827

(1)
Includes 173,359 shares remaining available for future issuance under the Company's 1995 Employee Stock Purchase Plan.

(2)
Consists of shares issuable under the Company's Amended and Restated 2002 Non-Qualified Stock Option Plan and the stand alone inducement grants for Ulric Cote III, Todd Sloan, Vice President of Professional Marketing, Products and Spencer Roeck, Vice President of International, which does not require the approval of and have not been approved by the Company's stockholders. Please see description of the Amended and Restated 2002 Non-Qualified Stock Option Plan contained in Note 12 to the Company's Annual Report on Form 10-K filed with the SEC on March 13, 2008. In addition, the Company has adopted a deferred fee plan for its outside directors, pursuant to which such directors may receive an indeterminable amount of shares of the Company's Common Stock.

(3)
Includes 190,556 shares remaining to be issued upon vesting of outstanding restricted stock units, which are not included in the calculation of the Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights.

        The following table sets forth detailed information as of March 31, 2009 for all the Company's equity compensation plans, including its 1993 Stock Plan, 2001 Equity Incentive Plan, 1995 Employee Stock Purchase Plan, 1995 Director's Stock Plan, 2002 Non-Qualified Stock Option Plan, 2004 and 2007 stand-alone inducement grants and Deferred Fee Plan for Directors:

	Full Value Awards (Restricted Stock Units)	Options/SARs	Shares Available for Grant	Weighted Average Exercise Price of Outstanding Options and Stock Appreciation Rights	Weighted Average Grant Date Fair Value of Full Value Awards (Restricted Stock Units)	Weighted Average Remaining Life (Years)
Plans approved by security Holders
1993 Stock Plan	—	35,705	—	$8.42	—	1.63
1995 ESPP Plan	—	—	173,359	—	—	—
1995 Directors	—	3,000	—	$19.15	—	3.16
2001 Equity Plan	101,452	3,452,008	998,129	$14.56	$12.99	7.94
Plans not approved by security holders
2002 Stock Plan	—	1,010,439	115,272	$10.81	—	4.31
Cote Plan	—	125,000	—	$12.74	—	5.01
Roeck Plan	—	100,000	—	$19.99	—	8.53
Sloan Plan	—	100,000	—	$16.65	—	8.94

	101,452	4,826,152	1,286,760	$13.85		7.09

 COMPENSATION COMMITTEE REPORT

        The information contained in this Compensation Committee report shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

        The following is a report of the Compensation Committee describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 2008. The Compensation Committee is currently comprised of Messrs. Toni, Wilson, Bonadio and Bishop, all of whom the Board believes are independent directors.

Compensation Discussion and Analysis

        The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's definitive proxy statement on Schedule 14A for its 2009 Annual Meeting, which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, each as filed with the Securities and Exchange Commission.

The Compensation Committee, Robert V. Toni, Chair Peter L. Wilson Thomas F. Bonadio John L. Bishop

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See the description of Severance and Change of Control Arrangements on page 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Reporting Persons are required by the Commission's regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, all of the Section 16(a) filing requirements with respect to the fiscal year ended December 31, 2008 have been satisfied. In making this statement, the Company has relied solely upon review of the copies of such reports furnished to the Company.

OTHER MATTERS

        In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael W. Hall Secretary

Dated: April 28, 2009

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Conceptus, Inc., Attention: Investors Relations, 331 East Evelyn Avenue, Mountain View, CA 94041, and at the Company's website: www.conceptus.com.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONCEPTUS, INC. FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2009	PROXY

The undersigned hereby appoints Mark Sieczkarek and Kathryn Tunstall, or either of them, as lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Conceptus, Inc. (the “Company”) to be held on June 5, 2009, and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and will be voted in the discretion of the proxies upon such matters as may properly come before the Annual Meeting.

— FOLD AND DETACH HERE —

Please mark your votes as indicated in this example.     ☒

1.	ELECTION OF DIRECTORS	For	Withhold for all
Instruction: If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:

01 Kathryn A. Tunstall

02 Robert V. Toni

2.	To ratify the appointment as PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009	For	Against	Abstain

I PLAN TO ATTEND THE MEETING		☐

Receipt is hereby acknowledged of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement for the Annual Meeting to be held on June 5, 2009.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes all proxies heretofore given by the signer to vote at said Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR Items 1 and 2.

Signature(s)	Dated	, 2009

Note: Please sign exactly as name appears herein. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, please give full title as such and sign your own name as well. Joint owners should each sign.

— FOLD AND DETACH HERE —

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS THROUGH 2012
DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
DIRECTORS' COMPENSATION IN 2008
PROPOSAL NO. 2 APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS DURING 2008
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
STOCK OPTION EXERCISES AND STOCK AWARDS VESTED IN 2008
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS